Exhibit 99.1

K12 Inc. Reports Second Quarter 2009 Results

K12's Quarterly Revenue up 43% on Strong Enrollment Growth

HERNDON, Va.--(BUSINESS WIRE)--February 9, 2009--K12 Inc. (NYSE:LRN), a leading provider of proprietary, technology-based curriculum and education services created for online delivery to students in kindergarten through 12th grade, today announced its results for the second quarter of fiscal year 2009.

Revenues for the second quarter of fiscal year 2009 (FY 2009) grew to $77.6 million, an increase of 42.7 percent over the second quarter in the prior year, primarily due to strong enrollment growth. EBITDA increased 68.1 percent to $10.5 million for the second quarter of FY 2009 over the same quarter in the prior year. Net income for the quarter was $3.5 million as compared to net income of $1.4 million in the same period in the prior year. Operating income improved to $6.0 million, an increase of 80.0 percent compared with the second quarter of fiscal year 2008 (FY 2008). Ron Packard, Chief Executive Officer of K12 Inc. stated, “We are obviously pleased by these results.  The demand for our world-class curriculum and services continues to be quite strong.”

For the three months ended December 31, 2008 (Second Quarter of Fiscal Year 2009)

  Revenues for the second quarter were $77.6 million, an increase of $23.2 million or 42.7 percent, as compared to revenues of $54.4 million for the second quarter of FY 2008. Average enrollments for the second quarter were 55,076, an increase of 35.4 percent over the second quarter of FY 2008.
  Operating income for the second quarter was $6.0 million, an increase of $2.7 million or 80.0 percent, as compared to operating income of $3.3 million for the second quarter of FY 2008. Operating margins increased to 7.7 percent of revenue, representing a gross increase of 1.5 percentage points, as compared to 6.2 percent for the second quarter of FY 2008.
  Income tax expense for the second quarter was $2.4 million, representing an effective tax rate of 41.1% compared to an income tax expense of $1.6 million for the second quarter of FY 2008, representing an effective tax rate of 53.0%.
  Net income for the second quarter was $3.5 million as compared to net income of $1.4 million for the second quarter of FY 2008.
  Diluted net income per share for the second quarter of FY 2009 was $0.12. On a pro forma basis, excluding the impact of preferred stock dividends and accretion, diluted net income per share for the second quarter of FY 2008 was $0.06.
  EBITDA for the second quarter was $10.5 million, an increase of $4.2 million or 68.1 percent, as compared to EBITDA of $6.3 million for the second quarter of FY 2008. EBITDA as a percentage of revenue improved to 13.6 percent, representing a gross increase of 2.1 percentage points, as compared to 11.5 percent for the second quarter of FY 2008.

For the six months ended December 31, 2008 (First Half of Fiscal Year 2009)

  Revenues for the first half of FY 2009 were $166.2 million, an increase of $52.5 million or 46.2 percent, as compared to revenues of $113.7 million for the second quarter of FY 2008. Average enrollments for the first half of FY 2009 were 55,366, an increase of 37.1 percent over the first half of FY 2008.
  Operating income for the first half of FY 2009 was $15.2 million, an increase of $5.8 million or 62.4 percent, as compared to operating income of $9.4 million for the first half of FY 2008. Operating margins increased to 9.1 percent of revenue, representing a gross increase of 0.9 percentage points, as compared to 8.2 percent for the first half of FY 2008.
  Income tax expense for the first half of FY 2009 was $6.2 million, representing an effective tax rate of 40.9%. Income tax benefit for the first half of FY 2008 was $5.6 million, due to a $9.7 million reversal of the valuation allowance on net deferred tax assets. Had that reversal not occurred, the Company would have recorded an income tax expense of $4.1 million, representing an effective tax rate of 47.1%.
  Net income for the first half of FY 2009 was $9.4 million as compared to net income of $14.2 million for the first half of FY 2008. Net income for the first half of FY 2008, excluding the $9.7 million tax benefit, would have been $4.5 million.
  Diluted net income per share for the first half of FY 2009 was $0.32. On a pro forma basis, excluding the income tax benefit of $9.7 million, diluted net income per share for the first half of FY 2008 would have been $0.20.
  EBITDA for the first half of FY 2009 was $24.2 million, an increase of $9.7 million or 66.3 percent, as compared to EBITDA of $14.5 million for the first half of FY 2008. EBITDA as a percentage of revenue improved to 14.5 percent, representing a gross increase of 1.7 percentage points, as compared to 12.8 percent for the first half of FY 2008.

Cash and Capital Expenditures

  As of December 31, 2008, the Company had cash and cash equivalents of $50.4 million and net operating loss carryforwards of $63.8 million.
  Capital expenditures for the six months ended December 31, 2008 were $14.8 million, primarily due to $7.0 million for investments in capitalized curriculum and $7.7 million in property and equipment. In addition, the Company financed purchases of $13.1 million of computers and software, primarily for use by students, through capital leases.

FY 2009 Outlook

The Company is reconfirming the guidance issued on November 14, 2008 and is forecasting for full fiscal year 2009 revenues of approximately $310 million to $320 million, operating income of approximately $19 million to $22 million and EBITDA of approximately $38 million to $42 million.

In addition, the Company is forecasting for fiscal year 2009:

  Net Income of approximately $11.0 million to $12.7 million
  Depreciation and amortization of approximately $19 million to $20 million
  Non-cash stock compensation expense of approximately $2.7 million to $3.0 million
  Interest expense, net of interest income of approximately $0.4 million to $0.7 million
  Estimated tax rate of approximately 43% to 44%
  Fully diluted shares outstanding of approximately 30 million to 31 million
  Capital expenditures of approximately $38 million to $42 million, including purchases of student computers

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 9, 2009, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss the second quarter 2009 financial results and its outlook for fiscal year 2009 during a conference call scheduled for February 9, 2009 at 4:30 p.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.K12.com through the investor relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors should dial 800-291-5365 (domestic) or 617-614-3922 (international) at 4:20 p.m. (ET). The participant passcode is 70724295.

A replay of the call will be available starting on February 9, 2009, through February 16, 2009, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 54479155. It will also be archived at www.k12.com in the investor relations section for 60 days.

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	June 30,
	2008	2008

ASSETS
Current assets
Cash and cash equivalents	$50,372	$71,682
Accounts receivable, net of allowance of $1,121 and $1,458 at December 31, 2008 and June 30, 2008, respectively	83,053	30,630
Inventories, net	12,357	20,672
Current portion of deferred tax asset	10,351	8,344
Prepaid expenses and other current assets	3,946	3,648

Total current assets	160,079	134,976
Property and equipment, net	38,041	24,536
Capitalized curriculum development costs, net	26,592	21,366
Deferred tax asset, net of current portion	8,702	12,749
Goodwill	1,825	1,754
Other assets, net	6,063	1,943

Total assets	$241,302	$197,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,170	$14,388
Accrued liabilities	7,594	4,684
Accrued compensation and benefits	4,653	10,049
Deferred revenue	18,124	3,114
Current portion of capital lease obligations	10,150	6,107
Current portion of notes payable	922	413

Total current liabilities	49,613	38,755
Deferred rent, net of current portion	1,671	1,640
Capital lease obligations, net of current portion	11,620	6,445
Notes payable, net of current portion	2,528	196

Total liabilities	65,432	47,036

Commitments and contingencies
Minority interest	4,446	-
Stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 28,822,198 and 27,944,826 shares issued and outstanding at December 31, 2008 and June 30, 2008, respectively	3	3
Additional paid-in capital	335,323	323,621
Accumulated deficit	(163,902)	(173,336)

Total stockholders’ equity	171,424	150,288

Total liabilities and stockholders’ equity	$241,302	$197,324

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007

Revenues	$77,618	$54,391	$166,243	$113,744

Cost and expenses
Instructional costs and services	50,312	31,980	104,733	66,758
Selling, administrative, and other operating expenses	18,887	16,609	41,722	32,649
Product development expenses	2,405	2,460	4,600	4,987

Total costs and expenses	71,604	51,049	151,055	104,394

Income from operations	6,014	3,342	15,188	9,350
Interest expense, net	(264)	(389)	(157)	(693)

Income before income tax (expense) benefit and minority interest	5,750	2,953	15,031	8,657
Income tax (expense) benefit	(2,365)	(1,565)	(6,151)	5,553
Income before minority interest	3,385	1,388	8,880	14,210
Minority interest, net of tax	135	-	554	-

Net income	3,520	1,388	9,434	14,210
Dividends on preferred stock	-	(1,395)	-	(3,066)
Preferred stock accretion	-	(5,633)	-	(12,193)

Net income (loss) attributable to common stockholders	$3,520	$(5,640)	$9,434	$(1,049)

Net income (loss) attributable to common stockholders per share:
Basic	$0.12	$(0.98)	$0.33	$(0.27)

Diluted	$0.12	$(0.98)	$0.32	$(0.27)

Weighted average shares used in computing per share amounts:
Basic	28,749,126	5,777,767	28,567,406	3,910,676

Diluted	29,682,250	5,777,767	29,653,263	3,910,676

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income minus interest income, minus income tax benefit, minus minority interest benefit, plus interest expense, plus income tax expense, plus minority interest expense and plus depreciation and amortization. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense consists primarily of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax payments.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA as a measurement of operating performance, because it assists us in comparing our performance on a consistent basis, as it removes depreciation, amortization, interest and taxes. We also use EBITDA in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

The following table provides a reconciliation of net income to EBITDA:
(in thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income	$3,520	$1,388	$9,434	$14,210
Interest expense, net	264	389	157	693
Income tax expense (benefit), net	2,365	1,565	6,151	(5,553)
Minority interest	(135)	-	(554)	-
Depreciation and amortization	4,526	2,928	8,973	5,180
EBITDA	$10,540	$6,270	$24,161	$14,530

The following table provides a reconciliation of net income to EBITDA for the Full Year 2009 Outlook:
(in millions)

	Outlook
	Full Year 2009
	Low	High
Net income	$11.0	$12.7
Interest expense, net	0.6	0.6
Income tax expense, net	8.0	9.3
Minority interest	(0.6)	(0.6)
Depreciation and amortization	19.0	20.0
EBITDA	$38.0	$42.0

Pro Forma Net Income per Share

On December 18, 2007, the Company completed an initial public offering in which it sold 4,450,000 shares of common stock. Concurrently with the completion of the offering was the automatic conversion of outstanding preferred shares into 19,879,675 common shares. Also concurrent with the IPO, the Company paid dividends of $6.4 million on its Series C preferred stock. The Company has provided pro forma net income per basic and diluted share for the three and six months ended December 31, 2008 and 2007 in this release, in addition to providing financial results in accordance with GAAP. The pro forma net income per basic and diluted share reflects the following for all periods presented: (i) weighted average effect of the IPO shares, (ii) elimination of preferred stock dividends, (iii) elimination of preferred stock accretion, (iv) conversion of the preferred shares to common shares as of the beginning of the period, and (v) elimination of the income tax benefit from the reversal of the deferred tax asset valuation allowance. The Company believes pro forma income per basic and diluted share provides useful information to investors by reflecting income per share on a more representative basis with future operations.

The following table provides a reconciliation of pro forma net income per share to the Company’s actual results under GAAP for the three and six months ended December 31, 2008 as follows:

(in thousands, except share and per share data)

	Three Months ended			Six Months ended
	December 31, 2008			December 31, 2008
	As Reported	Adjustments	Pro forma	As Reported	Adjustments	Pro forma
Income before income tax expense and minority interest	$5,750	$—	$5,750	$15,031	$—	$15,031
Income tax expense, net	(2,365)	—	(2,365)	(6,151)	—	(6,151)
Minority Interest	135	—	135	554	—	554

Net income	3,520		3,520	9,434		9,434
Less preferred stock dividends	—		—	—		—
Less preferred stock accretion	—		—	—		—

Net income available to common stockholders	$3,520	$—	$3,520	$9,434	$—	$9,434

Net income per common share:
Basic	$0.12		$0.12	$0.33		$0.33
Diluted	$0.12		$0.12	$0.32		$0.32
Weighted average common shares outstanding:
Basic	28,749,126		28,749,126	28,567,406		28,567,406
Diluted	29,682,250		29,682,250	29,653,263		29,653,263

The following table provides a reconciliation of pro forma net income per share to the Company’s actual results under GAAP for the three and six months ended December 31, 2007 as follows:

(in thousands, except share and per share data)

	Three Months ended			Six Months ended
	December 31, 2007			December 31, 2007
	As Reported	Adjustments	Pro forma	As Reported	Adjustments	Pro forma
Income before income tax expense and minority interest	$2,953	$—	$2,953	$8,657	$—	$8,657
Income tax (expense) benefit, net	(1,565)	—	(1,565)	5,553	(9,695)	(4,142)
Minority Interest	—	—	—	—	—	—

Net income	1,388		1,388	14,210		4,515
Less preferred stock dividends	1,395	1,395	—	3,066	3,066	—
Less preferred stock accretion	5,633	5,633	—	12,193	12,193	—

Net (loss) income available to common stockholders	$(5,640)	$7,028	$1,388	$(1,049)	$5,564	$4,515

Net (loss) income per common share:
Basic	$(0.98)		$0.06	$(0.27)		$0.20
Diluted	$(0.98)		$0.06	$(0.27)		$0.20
Weighted average common shares outstanding:
Basic	5,777,767	17,070,590	22,848,357	3,910,676	18,475,133	22,385,809
Diluted	5,777,767	18,421,168	24,198,935	3,910,676	18,845,789	22,765,465

About K12

K12 Inc. (NYSE: LRN) is a leading provider of proprietary, technology-based curriculum and online education programs to students in grades K-12. K12 provides its curriculum and academic services to online schools, traditional classrooms, blended school programs, and directly to families. Over 50,000 students in 21 states are enrolled in online public schools using the K12 program. K12 Inc. also operates the K12 International Academy, an accredited, diploma-granting online private school serving students worldwide.

K12’s mission is to provide any child the curriculum and tools to maximize success in life, regardless of geographic, financial, or demographic circumstances. K12 Inc. is accredited through the Commission on International and Trans-Regional Accreditation (CITA). It is the largest national K-12 online school provider to be recognized by CITA. More information can be found at www.K12.com.

K12® is a registered trademark and the K12 logo, xPotential and Unleash the xPotential are trademarks of K12 Inc.

CONTACT:
K12 Inc.
Investor Contact:
Keith Haas
SVP, Finance and Investor Relations
703-483-7077
khaas@k12.com
or
Press Contact:
Jeff Kwitowski
VP, Public Relations
703-483-7281
jkwitowski@k12.com